UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2007

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CELSIA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	33-64840	91-2015441
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1395 Brickell Avenue, Suite 800 Miami, FL 33131 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (305) 529-6290

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 18, 2007, Celsia Technologies, Inc. (the “Company”) and AMF Capital, Inc. (formerly known as Hansen Gray & Company, Inc) (“AMF”), a beneficial owner of the Company’s outstanding common stock, entered into a Settlement Agreement and Release (the “Settlement Agreement”) pursuant to which the Company and AMF resolved certain claims of AMF against the Company. Pursuant to the Settlement Agreement, the Company paid $100,000 in cash to AMF and issued to AMF a warrant to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.88 per share (the “Warrant”), and AMF released the Company from any and all claims except for certain specified contractual rights as set forth in the Settlement Agreement. The issuance of the Warrant was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof. The Company made this determination in part based on the representations of AMF, which included a representation that AMF was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Item 3.02. Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2007, Alan B. Miller resigned as a director of the Company. Prior to his resignation, Mr. Miller had served on the Audit Committee and Compensation Committee of the Company’s board of directors. Mr. Miller serves as a director of AMF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CCELSIA TECHNOLOGIES, INC.

Date: July 18, 2007	By:	/s/ Michael Karpheden
Name: Michael Karpheden
Its: Chief Financial Officer